Exhibit 23.2
200 Public Square . Suite 3750 . Cleveland, Ohio 44114
Phone: (216) 589-0900 . Fax: (216) 589-9558 . www.wesrespartners.com
Board of Directors
Cohesant Technologies Inc
5845 West 82nd St., Suite 102
Indianapolis, IN 46728
Members of the Board:
     We hereby consent to the (i) inclusion of our opinion letter, dated December 3, 2007, with respect to the fairness, from a financial point of view, to the holders of Cohesant Technologies Inc common stock, of the consideration to be received by such holders in the proposed merger of Cohesant with a subsidiary of Graco Inc., (ii) inclusion of our opinion letter, dated December 3, 2007 and furnished for federal tax purposes, with respect to the “fair market value” of the various subsidiaries of Cohesant included in the spin-off, and (iii) references thereto, and to us, under the captions “Questions and Answers”, “Summary of the Merger”, “Summary of the Spinoff”, “The Merger—Background of the Merger”, “The Merger—Reasons for the Merger”, “The Merger—Recommendation of the Company’s Board of Directors” and “The Merger—Opinion of our Financial Advisor” in the proxy statement/information statement relating to the proposed merger and the spin-off that forms a part of Cohesant’s Schedule 14A and CIPAR Inc.’s Form 10-SB. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

WESTERN RESERVE PARTNERS LLC
January 10, 2008	By:	/s/ Mark A. Filippell
Mark A. Filippell
Managing Director.